Filed Pursuant to Rule 424(b)(3)

File No. 333-231938

A3 ALTERNATIVE INCOME FUND

Shares of Beneficial Interest (AAACX)

Supplement dated August 10, 2021

to the Prospectus and Statement of Additional Information dated December 22, 2020

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Effective immediately, John G. Brant, Jr. and C. Spencer Brant are added as portfolio managers to the A3 Alternative Income Fund (the “Fund”). As such, the following changes are made to the Fund’s Prospectus and Statement of Additional Information:

The following information is added to the section MANAGEMENT OF THE FUND – Portfolio Manager, in the Prospectus:

John G. Brant, Jr. Mr. John Brant is president at Branzan Investment Advisors, Inc. (“Branzan”), and has served as portfolio manager of the Fund since August 2021. Mr. John Brant joined Branzan in 2007, and prior to that he served as Senior Vice President at GE Commercial Finance where he focused on the leveraged lending and syndicated loan markets. Prior to his employment with GE Commercial Finance, Mr. John Brant worked in the capital markets group at CoBank. Mr. John Brant has been involved in alternative asset investing since 2005. Mr. John Brant is a CFA Charterholder and has an MBA from the University of Colorado and a Masters in International Management (with Distinction) from Thunderbird.

C. Spencer Brant. Mr. Spencer Brant is a principal at Branzan and has served as portfolio manager of the Fund since August 2021. Mr. Spencer Brant joined Branzan in 2011, and prior to that he managed a start-up investment firm focusing on alternative assets. He has also held positions with GE Commercial Finance and FIMAC Solutions, a consulting firm. Mr. Spencer Brant has been involved in alternative asset investing since 2005. Mr. Spencer Brant is a CFA Charterholder and has an MBA from the London Business School.

The following information is added to the section PORTFOLIO MANAGER, in the Statement of Additional Information:

John G. Brant, Jr. Mr. John Brant is president at Branzan Investment Advisors, Inc. (“Branzan”), and has served as portfolio manager of the Fund since August 2021. Mr. John Brant joined Branzan in 2007, and prior to that he served as Senior Vice President at GE Commercial Finance where he focused on the leveraged lending and syndicated loan markets. Prior to his employment with GE Commercial Finance, Mr. John Brant worked in the capital markets group at CoBank. Mr. John Brant has been involved in alternative asset investing since 2005. Mr. John Brant is a CFA Charterholder and has an MBA from the University of Colorado and a Masters in International Management (with Distinction) from Thunderbird.

C. Spencer Brant. Mr. Spencer Brant is a principal at Branzan and has served as portfolio manager of the Fund since August 2021. Mr. Spencer Brant joined Branzan in 2011, and prior to that he managed a start-up investment firm focusing on alternative assets. He has also held positions with GE Commercial Finance and FIMAC Solutions, a consulting firm. Mr. Spencer Brant has been involved in alternative asset investing since 2005. Mr. Spencer Brant is a CFA Charterholder and has an MBA from the London Business School.

Portfolio Manager Compensation

Each portfolio manager is paid based on the success of the Fund including a base salary, bonus and company distributions.

Other Accounts Managed

As of June 30, 2021, Mr. John Brant and Mr. C. Spencer Brant managed the following other accounts:

John G. Brant, Jr.	Number of Accounts	Total Assets	Number of Accounts Subject to Performance Fees	Total Assets Subject to Performance Fees (in millions)
Registered Investment Companies	0	$0	0	$0
Other Pooled Investment Vehicles	3	$80.1 million	2	$3.5 million
Other Accounts	6	$39.2 million	0	$0

C. Spencer Brant	Number of Accounts	Total Assets (in millions)	Number of Accounts Subject to Performance Fees	Total Assets Subject to Performance Fees (in millions)
Registered Investment Companies	0	0	0	$0
Other Pooled Investment Vehicles	3	$80.1 million	2	$3.5 million
Other Accounts	6	$39.2 million	0	$0

Beneficial Ownership

As of August 10, 2021, the following portfolio managers owned shares of the Fund as summarized in the table below:

Name	Dollar Range of Equity Securities in the Fund
John G. Brant, Jr.	None
C. Spencer Brant	None

This Supplement, and the Fund’s Prospectus and Statement of Additional Information, each dated December 22, 2020, provide information that you should know before investing in the Fund and should be retained for future reference. The Prospectus and Statement of Additional Information have been filed with the Securities and Exchange Commission and are incorporated herein by reference. These documents are available upon request and without charge by calling (877) 774-7724.

Please retain this Supplement for future reference.

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